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                                                                     Exhibit 2.1



                             DATED November 2, 2001
                             ----------------------



               (1) ADAPTIVE BROADBAND LIMITED (IN ADMINISTRATION)

                                       and

                       (2) ADAPTIVE BROADBAND CORPORATION

                                       and

                        (3) MARTIN FISHMAN and ROY BAILEY






                    -----------------------------------------

                         AGREEMENT FOR SALE OF BUSINESS

                    -----------------------------------------











                                                        Taylor Vinters
                                                        Merlin Place
                                                        Milton Road
                                                        Cambridge CB4 0DP

                                                        Tel: 01223 423444
                                                        Fax: 01223 425446

                                                        Our Ref: JAA/RCE/44416.1

THIS AGREEMENT is made the 2nd day of November, 2001

BETWEEN:

1 ADAPTIVE BROADBAND LIMITED in administration a company incorporated in England (registered number 3552746) whose registered office is at 180 Strand, London WC2R 2NT acting by one of its joint administrators MARTIN FISHMAN and ROY BAILEY of Arthur Andersen, PO Box 55, 180 Strand, London WC2R 2NT ("the Vendor");

2 ADAPTIVE BROADBAND CORPORATION a company incorporated in Delaware, USA having its principal place of business at 2055 Gateway Place, Suite 400, San Jose, CA 95710 USA ("the Purchaser"); and

3 MARTIN FISHMAN and ROY BAILEY ("the Administrators") both of Arthur Andersen, PO Box 55, 180 Strand, London WC2R 2NT.

RECITALS

1 The Administrators were on 23 August 2001 appointed administrators of the Vendor by order of the High Court of Justice in England ("the Administration Order") pursuant to a petition presented on 16 August 2001 (matter number 4998 of 2001).

2 The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase such right title and interest as the Vendor may have in certain of its assets with the intent that its business shall be transferred to the Purchaser as a going concern upon the terms and subject to the conditions contained in this Agreement.

3 The Purchaser enters into this Agreement having made such inspection of the assets of the Vendor as it thinks fit in full knowledge and acceptance of the terms of this Agreement.

4 The Purchaser is to sell such assets as it purchases from the Vendor to Moseley (as defined in clause 1.1 herein) on substantially the terms set out in Schedule 6 hereto.

5 The Purchaser will not have any liabilities or obligations under this Agreement to any other parties save that it will direct (in accordance with clauses 3 and 5.2 herein) Moseley to pay the Vendor the sums referred to in clause 3.




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NOW IT IS HEREBY AGREED as follows:

1    INTERPRETATION

1.1  In this Agreement the following terms shall have the following meanings:-

     "the Assets"                       the assets of the Vendor agreed to be
                                        sold pursuant to clause 2

     "the Book Debts"                   all sums of money owing or which become
                                        owing to the Vendor on or after the
                                        Transfer Date in respect of goods sold
                                        or services rendered on or before the
                                        Transfer Date

     "the Business"                     the business of the Vendor being
                                        research and development of wireless
                                        point to multipoint broadband
                                        communications

     "Employees"                        means the employees of the Vendor listed
                                        in Schedule 4

     "the Goodwill"                     the goodwill of the Vendor in relation
                                        to the Business together with the
                                        exclusive right (so far only as the
                                        Vendor can confer it) for the Purchaser
                                        to represent itself as carrying on the
                                        Business in succession to the Vendor and to trade under the name "Adaptive
                                        Broadband"

     "the Intellectual Property Rights"
                                        all United States, foreign and
                                        international patents and patent rights
                                        (including all patents, patent
                                        applications, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof, and all invention registrations and invention disclosures); all trademarks and trademark rights, service marks and service mark rights, trade names and trade name rights, service names and service name rights (including all goodwill, common law rights and governmental or other registrations or applications for registration pertaining thereto), designs, trade dress, brand names, business and product names, Internet domain names, logos and slogans; all works of authorship, copyrights and copyright rights (including all

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                                        common law rights and governmental or
                                        other registrations or applications for
                                        registration pertaining thereto, and
                                        renewal rights therefor); all sui
                                        generis database rights, ideas,
                                        inventions, (whether patentable or not), invention disclosures, improvements, technology, know-how, show-how, trade secrets, formulas, systems, processes, designs, methodologies, industrial models, databases, content, graphics, technical drawings, statistical models, algorithms, modules, computer programmes, technical documentation, business methods, work product, intellectual and industrial property licenses, proprietary information, customer lists, and documentation relating to any of the foregoing; all mask works, mask work registrations and applications therefor; all industrial designs and any registrations and applications therefor throughout the world; all computer software including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; all similar, corresponding or equivalent rights to any of the foregoing; and all documentation related to any of the foregoing, including without limitation those listed on Schedule 1 hereto

     "Moseley"                          means Moseley Associates Inc or any
                                        of its subsidiaries such other party as
                                        the United States Bankruptcy Court for
                                        the Northern District of California may
                                        impose as the purchaser pursuant to the
                                        agreement referred to in clause 4.2.1 of this Agreement

     "the Plant and Equipment"          all fixed assets, machinery, equipment,
                                        development equipment, test equipment,
                                        tools, furniture, tenant's fixtures,
                                        computers, printers, computer disks and
                                        other computer storage devices, computer software, supplies, spare and replacement parts used in prototype development, works in progress and prototypes of the Vendor including, without limitation, those fixed assets listed in Schedule 2

     "the Transfer Date"                the day upon which the last of the
                                        Condition precedents listed in clause 4
                                        to be met is met

     "the Vendor Records"               originals or copies of all books and
                                        records, correspondence, files, manuals, drawings, diagrams, computer programs, data and other documentation directly relating to the Business, reasonably required by the Purchaser (other than solicitor-client privileged materials and files of Employees and other books and records not directly related to the assets being sold to the Purchaser)

1.2 The headings to the clauses of this Agreement are for convenience only and shall not affect the construction of this Agreement.

1.3    In this Agreement unless the context otherwise requires:

       1.3.1 references to this Agreement include the Schedules and appendices (if any);

       1.3.2 references to clauses and Schedules are to be construed as references to the clauses of and Schedules to this Agreement;

       1.3.3 references to the singular shall include the plural and vice versa;

       1.3.4 all references to a statutory provision shall be construed as including references to any statutory modification, consolidation or re-enactment (whether before or after today's date) for the time being in force, all statutory instruments or orders made pursuant to it and any statutory provisions of which it is a consolidation re-enactment or modification.

2      SALE OF ASSETS

2.1 Subject as provided in this Agreement the Vendor shall sell and the Purchaser shall purchase with effect from close of business on the Transfer Date such right title and interest as the Vendor may have in and to:-

       2.1.1  the Goodwill;

       2.1.2  the Intellectual Property Rights of the Vendor;

       2.1.3  the Plant and Equipment; and

       2.1.4  the Vendor Records

       to the intent that with effect from the close of business on the Transfer Date the Purchaser shall be enabled to carry on and continue the Business as a going concern in succession to and to the exclusion of the Vendor.

2.2 There shall be excluded from the sale and purchase under this Agreement all other assets of the Vendor not expressly referred to in clause 2 including without limitation those listed in Schedule 3.

2.3 The parties hereto acknowledge and agree that the Purchaser's obligation to proceed with the sale contemplated by this Agreement is subject to the approval of the Court (as defined in clause 4.2).

3      PRICE AND VALUE ADDED TAX

3.1 The price for the sale and purchase of the Assets is US$1,000,000 (or, if higher, 9.8% of the Closing Date Payment (as defined in clause 2.2(a) of the agreement of even date between the Purchaser and Moseley, provided that any break-up fee, expense reimbursement or other obligations which must be paid by the Purchaser shall be deducted from such Closing Date Cash Payment) (exclusive of any applicable Value Added Tax) and shall be apportioned as follows:-

       3.1.1  for the Goodwill the sum of US$59,999;

       3.1.2  for the Intellectual Property Rights the sum of US$200,000;

       3.1.3  for the Plant and Equipment the sum of US$740,000;

       3.1.4  for the Vendor Records the sum of US$1.

       Any additional sum payable will be apportioned to Plant and Equipment

3.2 The price referred to in clause 3.1 above may be adjusted if agreed between the parties to this Agreement if not all the Assets are to be sold at completion. However, this clause shall only be effective if the ultimate purchaser is not Moseley Associates

       Inc and any price adjustment is at the reasonable discretion of the Vendor (acting by the Administrators). If the Purchaser and the Vendor cannot agree a suitable variation to the terms of this Agreement then the Purchaser shall be under no obligation to complete the transaction contemplated by this Agreement.

3.3 In addition the Purchaser shall pay Value Added Tax of US$175,000 (or, if higher, 17.5% of the amount as may need to be paid pursuant to clause 3.1) at Completion on production by the Vendor of a proper Value Added Tax invoice.

3.4 In addition the Purchaser shall pay a contribution of 50% of the amount necessary, (up to a maximum of US$150,000), towards the compromise of the phantom share option scheme claims of those employees of the Vendor who enter into compromise agreements in substantially the form set out in
       Schedule 5 at Completion.

3.5 The Purchaser's sole obligation hereunder shall be to direct that the payments referred to in this clause 3 are paid by Moseley out of the consideration payable by Moseley to the Purchaser under the terms of the sale referred to in Recital 4 above.

4      CONDITIONS PRECEDENT

       The sale of the Assets by the Vendor to the Purchaser shall be subject to satisfaction of the following conditions precedent:

4.1 Each of the Employees (except in relation to any who have voluntarily ceased to be Employees) shall enter into a compromise agreement in substantially the form set out in Schedule 5 with the Vendor, the Purchaser, the Administrators, Moseley, Axxcelera Broadband Wireless, Inc and Axxcelera Broadband Wireless UK Limited, and shall enter into employment agreements with Axxcelera Broadband Wireless UK Limited in a form satisfactory to Moseley.

4.2 Evidence shall have been produced to the Vendor and the Purchaser that the United States Bankruptcy Court for the Northern District of California ("the Court") has consented to the following:

       4.2.1 The sale by the Purchaser on substantially the terms of the draft agreement set out in Schedule 6 of certain assets to Moseley; and

       4.2.2 The purchase by the Purchaser (on substantially the terms of this Agreement) of the Assets referred to herein.

4.3 The production to the Vendor of a deed of indemnity in substantially the form set out in Schedule 7 duly executed by all the parties to it.

4.4 The production to the Vendor of a duly executed deed of subordination by the Purchaser in substantially the form set out in Schedule 8.

4.5 As considered appropriate by the Administrators (who shall provide a copy of the same to Moseley) the approval by a meeting of creditors convened under section 23 of the Insolvency Act 1986 and/or from a Creditors' Committee formed under section 26 of the Insolvency Act 1986 and/or from the High Court of England and Wales consenting to the sale of the Assets of the Vendor on substantially the terms of this Agreement.

4.6 The Purchaser shall deposit with either the Administrator or the Vendor's solicitors (Taylor Vinters) such amount (in cleared funds) as is required to satisfy the loyalty bonus payments of those employees of the Vendor who enter into compromise agreements in substantially the form set out in
       Schedule 5 at Completion.

5      COMPLETION

5.1 Completion of the sale and purchase of the Assets shall take place on the Transfer Date at the offices of the Vendor's solicitors or otherwise as the parties shall agree when the Vendor shall deliver to the Purchaser;

       5.1.1 possession of those of the Assets title to which is capable of passing by delivery including the Vendor Records;

       5.1.2 a release by the Purchaser of the Assets from the charges contained in the debenture dated 25 July 2001 granted by the Vendor to the Purchaser;

       5.1.3 an assignment of the Intellectual Property Rights in the form contained in Schedule 9 duly executed by the Vendor; and

       5.1.4 all documents comprising or relating to the Intellectual Property Rights in the possession of or under the control of the Vendor or the Administrators.

5.2 Subject to the performance of the Vendor's obligations under clause 5.1, the Purchaser shall arrange for the consideration and Value Added Tax (payable by Moseley) and the sum referred to in clause 3.4 (or such higher amount as may be determined under clause 3) to be remitted by way of telegraphic transfer direct to the following bank account:

       Bank:            Lloyds TSB Bank plc

                        Sidney Street

                        Cambridge

                        CB2 3HQ

       Sort Code:       30-91-56

       Account Name:    Taylor Vinters Client Call Account

       Account Number:  02587571

5.3 Each party to this Agreement agrees to release any and all claims it may have against Adaptive Broadband Company Limited, a Republic of Ireland private limited company having its principal place of business at Block 1, Harcourt Centre, Harcourt Street, Dublin 2, Ireland.

5.4 The Vendor agrees to use its reasonable endeavours (without incurring any additional liabilities) to terminate any and all inter-company agreements relating to any Intellectual Property Rights if requested to do so by the Purchaser or Moseley.

5.5 The Administrators, acting as agents for the Vendor, shall pay all sums due to the employees of the Vendor who enter into compromise agreements at Completion.

6      TITLE AND RISK

6.1 Title in the Assets to be sold pursuant to this Agreement shall not pass until the Vendor's solicitors have received the consideration and Value Added Tax and the sum referred to in clause 3.4 (or such higher amount as may be determined under clause 3) in cleared funds.

6.2 Risk shall pass on completion and neither the Vendor nor the Administrators will have any liability as regards storage, security or any liability or obligation towards the Assets arising after the Transfer Date.

7      BOOK DEBTS

7.1 The Vendor shall continue to collect the Book Debts but may not take legal proceedings for recovering such debts and money during the period of three months from the Transfer Date.

7.2 Subject to the terms of clause 12, if the Purchaser shall receive any sums in respect of the Book Debts it shall forthwith pay to the Administrators such sums received by the Purchaser. Where a debtor owes money both to the Vendor and the Purchaser it shall be assumed that, unless the debtor makes a specific appropriation to the contrary or it is apparent from such payment that it is in respect of a debt due to the Purchaser, any monies received by either the Vendor or the Purchaser from such debtor are paid first in respect of the debts due to the Vendor and secondly in respect of debts due to the Purchaser.

7.3 The Vendor confirms that it is not owed any money from the Purchaser (except under the terms of this Agreement).

8      ASSETS ON THIRD PARTY SITES

       The Purchaser hereby acknowledges that it is acquiring those of the Assets which are situate as at the Transfer Date on third party sites as and where they lie and subject to any rights of or claims by any third parties over such Assets.

9      NO OBLIGATION ON THE VENDOR TO DISCHARGE UNSECURED LIABILITY

       Nothing in this Agreement shall require the Vendor (acting by the Administrators) to discharge any unsecured liability of the Vendor to a third party.

10     SET-OFF

10.1 Any payments to be made by the Purchaser to the Vendor or to the Administrators shall be made in full without any set-off, deduction, counterclaim or claim to a lien whether any such set-off, deduction, counterclaim or lien arises under this Agreement or otherwise (except that, for the avoidance of doubt, the debenture in favour of the Purchaser dated 25 July 2001 shall remain in full force and effect as to the proceeds of this sale although it will be released in accordance with clause 5.1.2 of this Agreement).

10.2 The Vendor agrees that the Purchaser may retain out of the sums due to Vendor from the Purchaser under this Agreement the sum of US294,000 dollars in the full and final satisfaction of the obligation to repay the loan provided by the Purchaser to the Vendor under the terms of an agreement dated 25 July 2001.

11     BOOKS AND RECORDS

11.1 All minute books relating to meetings of the directors or shareholders of the Vendor and all statutory books shall remain the property of the Vendor and shall be retained by it.

11.2 All bought and sales ledgers, purchases and sales day books and purchases and sales invoices and other books and records of the Vendor used in the carrying on of the Business which are not Vendor Records shall remain the property of and be retained by the Vendor PROVIDED THAT they shall for a period of two months from the Transfer Date at all reasonable times during usual business hours and upon the giving of reasonable notice be open to the inspection and use of the Purchaser and Moseley and their respective servants and agents who may (at the Purchaser's or Moseley's expense, as appropriate) take such copies and extracts from them as the Purchaser or Moseley may reasonably require.

11.3 All Vendor Records, customer records, files and business documents of the Vendors (excluding those referred to in clauses 11.1 and 11.2) and all lists of suppliers, price lists, catalogues, sales literature and publicity materials of the Vendor shall be transferred to the Purchaser.

12     LIABILITY OF THE PURCHASER

       Notwithstanding any other provision in this Agreement the Purchaser shall have no liability whatsoever without limitation to any other party save for its obligation to direct Moseley to pay to the Vendor the sums which have been agreed to be paid in respect of clause 3 of this Agreement. This exclusion of liability shall operate to the maximum extent permitted by English Law. The parties agree that this exclusion of liability is reasonable in all circumstances.



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13     TERMINATION OF THIS AGREEMENT

13.1 This Agreement may be terminated at any time prior to Completion as follows:

       13.1.1  by the mutual written consent of both parties;

       13.1.2  by the Vendor if Completion does not happen by 30 October 2001;

       13.1.3 by the Purchaser if the asset sale agreement of even date made between the Purchaser and Moseley is terminated.

14     THIRD PARTY CLAIMS

14.1 Subject to the terms of clause 12, if any of the Assets shall be found to be subject to a charge lien or other encumbrance or reservation of title claim or if the Vendor shall otherwise be unable to make title thereto the Vendor shall at its option be entitled to remove any such assets from this Agreement which are still in the possession or control of the Purchaser but the Purchaser shall raise no objection and have no right to a reduction in the purchase price paid or to be paid or to withhold any part of the purchase price or to rescind this Agreement or any other claim as a result thereof.

14.2 Subject to the terms of clause 12, in relation to chattels used in the carrying on of the Business which are the subject matter of credit sale, hire, leasing or hire purchase agreements the Vendor shall not object to nor hinder any arrangements which the Purchaser may wish to make with the owner of such chattels and shall until discharge of the Administration Order (at no cost to the Vendor) give reasonable assistance to the Purchaser to enable the Purchaser to acquire title to or otherwise continue to use such chattels provided always that if the owner of any such chattels refuses to sell or otherwise make available any such chattels to the Purchaser then the Purchaser shall forthwith deliver up such chattels for collection by the owner thereof.

15     EXCLUSION CLAUSES

15.1 Subject to the terms of clause 12, save as expressly otherwise provided in this Agreement all representations, warranties and conditions express or implied statutory or otherwise in respect of the Assets sold hereunder are expressly excluded including without limitation, warranties and conditions as to quiet possession, merchantable quality, fitness for purpose, and description and (subject to Section



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       12(3) to 12 (5A) of the Sale of Goods Act 1979 and the Sale of Goods
       (Amendment) Act 1995) title.

15.2 The Purchaser acknowledges and agrees that it takes the Assets in their present condition and subject to all faults.

15.3 Without prejudice to the generality of clause 15.1 the Purchaser acknowledges that it has made such inspection of the Assets as it thinks fit and on this basis is prepared to enter into this transaction further acknowledging that save as expressly otherwise provided in this Agreement the Vendor makes no warranty as to the title to (subject to Section 12(3) to 12 (5A) of the Sale of Goods Act 1979 and the Sale of Goods (Amendment) Act 1995) or description or condition of the Assets and that it shall be deemed to purchase with full knowledge thereof including the whereabouts and state and conditions of the Assets.

15.4 The parties agree that the provisions of this Agreement are fair and reasonable in all the circumstances of a sale by a company in administration in light of the following matters:

       15.4.1 the Purchaser agrees that it is entering into this Agreement on the basis of its own judgment and is placing no reliance on any warranty representation or silence on the part of the Vendor or the Administrators or by any of its or their staff employees agents or advisers.

       15.4.2 The Purchaser is satisfied that it and its professional advisers have had a full opportunity for investigation, inspection and analysis of the Assets and the Business and that it has satisfied itself that it has made all appropriate investigations as at the date of this Agreement.

       15.4.3 The intervention of insolvency and the constraints on selling necessarily imposed on the Vendor in such circumstances.

15.5 For the avoidance of doubt the Purchaser agrees that in the event that it does not receive title or unencumbered title to all or any of the Assets the Purchaser shall not be entitled to rescind or avoid this Agreement in any way nor shall the Purchaser have any other rights of claims against the Vendor or the Administrators or either of them.




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

15.6   This exclusion of liability shall:

       15.6.1 be in addition to and not in substitution for any right of indemnity or relief or remedy otherwise available and shall continue notwithstanding completion of this Agreement;

       16.6.2 arise and continue notwithstanding the termination of any agency before or after the signing of this Agreement and shall operate as a waiver of any claims in tort as well as under or in relation to this Agreement.

       16.6.3 The Purchaser acknowledges and declares that it has satisfied itself or has had the opportunity to satisfy itself as to the accuracy of the Schedules of this Agreement and will make no claim against the Vendor or the Administrators if any of the items referred to in such Schedules are found to be missing or found to be incorrectly described whether in terms of quality quantity physical appearance or otherwise.

16     ADMINISTRATORS TO HAVE NO LIABILITY

16.1 Save in respect of the Administrators' obligation to procure that the Vendor complies with the obligation contained in clause 5.5 above, the Purchaser acknowledges to and agrees with the Administrators that the Administrators are a party to this Agreement and are executing it only for the purpose of taking the benefit of the acknowledgements given by the Purchaser in this clause 16.

16.2 The parties agree that the Administrators are acting as agents of the Vendor and that, save in respect of the Administrators' obligation contained in clause 5.5 above neither the Administrators nor their firm shall incur any personal liability under this Agreement or in respect of anything arising directly or indirectly in connection with it and accordingly their personal liability is excluded.

16.3 It is agreed between the parties that Dan Scharre is signing the Agreement as the "responsible" party under the Court order and as such accepts no personal liability under this Agreement.



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

17     FURTHER ASSURANCE

       Until discharge of the Administration Order the Vendor shall (at the cost of the Purchaser which shall include the fees and legal costs of the Vendor or the Administrators in approving the terms of any such deeds or documents) do and execute all such lawful and necessary acts, deeds, documents and things, within its powers as the Purchaser may reasonably require for effectively vesting the Assets in the Purchaser and pending the doing and executing of such acts, deeds, documents and things the Vendor shall hold the legal estate in the Assets in trust for the Purchaser.

18     FACSIMILES AND COUNTERPARTS

18.1 For the purpose of this Agreement, any copy, facsimile telecommunication or other reliable reproduction of a writing transmission or signature may be substituted for or used in lieu of the original writing transmission or signature for any and all purposes for which the original writing, transmission or signature could be used provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing, transmission or signature as the case may be.

18.2 This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

19     ENFORCEMENT BY THIRD PARTIES

       Save in relation to Moseley and its servants and agents by virtue of Clause 11.2, the parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties Act) 1999 by any person not a party to it.

20     NOTICES

       Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by courier or express delivery service or by telecopier) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto) provided that in



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

       case of communication by telecopier a hard copy of the communication is forwarded to the addressee by courier or express delivery service:

       the Vendor                   Adaptive Broadband Limited
                                    c/o Arthur Andersen, PO Box 55, 180 Strand,
                                    London WC2R 2NT for the attention of
                                    Martin Fishman

       if to Purchaser:             Adaptive Broadband Corporation
                                    2055 Gateway Place, Suite 400, San Jose,
                                    CA 95710 USA with a copy to Moseley
                                    Associates Inc of 111 Castilian Drive,
                                    Santa Barbara, CA 93117, USA, for the
                                    attention of Jamal Hamdani

21     MISCELLANEOUS

21.1 The terms and conditions of this Agreement and the Schedules and the appendices (if any) and the documents referred to in it represent the entire agreement between the parties relating to the sale and purchase of the Assets.

21.2 Subject to clause 12 no waiver by the Vendor or the Administrators of any of the requirements of this Agreement or of any of the Vendor's rights under it shall release the Purchaser from full performance of the remaining obligations stated.

21.3 Subject to clause 12 notwithstanding the completion of the sale and purchase of the Assets this Agreement shall remain in full force and effect with regard to anything remaining to be done or performed or observed under it.

22     CERTIFICATE OF VALUE

       IT IS HEREBY CERTIFIED that the transaction effected under this Agreement does not form part of a larger transaction or a series of transactions in respect of which the amount or the aggregate amount or value of the stampable assets exceeds (pound)60,000.

23     GOVERNING LAW AND JURISDICTION

       In relation to any issues raised or commenced by the Purchaser this Agreement shall be governed by and construed in accordance with English Law and the parties irrevocably agree that the Courts of England and Wales shall have jurisdiction in respect of any such dispute suit arbitration or proceedings. In relation to any issues raised or commenced by the Vendor this Agreement shall be governed by and



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       construed in accordance with the laws of California and the parties irrevocably agree that the Court shall have jurisdiction in respect of any such dispute suit arbitration or proceedings.

24     ASSIGNMENT

       The Purchaser shall be entitled to assign this Agreement but only with the prior written consent of the Administrators (such consent not to be unreasonably withheld) (save that the obligation to direct payment of the sums set out in clauses 3 and 5.2 may not be assigned) to any subsequent Purchaser of the Assets on the basis that the subsequent purchaser becomes responsible for all obligations of the Purchaser under this Agreement.

AS WITNESS the hand of one of the Administrators acting on behalf of the Vendor and the duly authorised representative of the Purchaser and the hand of one of the Administrators




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AS WITNESS the hand of one of the Administrators acting on behalf of the
Assignor and the duly authorised representative of the Assignee and the hand of one of the Administrators

EXECUTED AS A DEED by                       )
ADAPTIVE BROADBAND LIMITED                  ) /s/ Martin Fishman
Acting by one of its Administrators         )
in the presence of                          )
                   /s/ Andrew Prior


EXECUTED AS A DEED by                       )
ADAPTIVE BROADBAND CORPORATION              ) /s/ Daniel L. Scharre
acting by                                   ) Responsible Individual Appointed

                                              /s/ Elias Nader
                                              Secretary

SIGNED AS A DEED                            )
by MARTIN FISHMAN                           ) /s/ Martin Fishman
in the presence of                          )
                   /s/ Andrew Prior


SIGNED AS A DEED by MARTIN FISHMAN)
who is duly authorised to sign              )
for and on behalf of                        ) /s/ Martin Fishman
ROY BAILEY                                  )
in the presence of                          )
                   /s/ Andrew Prior


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The Registrant shall furnish a copy of any of the schedules referred to hereof to the Commission upon request.


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